Exhibit 99.1

For Immediate Release
Contact: Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com

LIN Media Announces the Retirement of
Scott Blumenthal, Executive Vice President Television

Jay Howell, Vice President Regional Television, Named Successor

PROVIDENCE, R.I., September 27, 2013 — LIN Media LLC (“LIN Media” or the “Company”) (NYSE: LIN) announced today that Scott Blumenthal, Executive Vice President Television, will retire on December 31, 2013, after a distinguished 30-year career with the Company.  Jay Howell, the Company’s current Vice President Regional Television, has been named Mr. Blumenthal’s successor. Effective January 1, 2014, Mr. Howell will assume the position of Vice President Television.

Mr. Blumenthal launched his broadcasting career in 1970, after earning a Bachelor of Science degree in Communications from Indiana State University. He worked in virtually every department at WTWO-TV in Terre Haute and WRTV-TV in Indianapolis before partnering to develop an advertising agency, commercial syndication and animation studio. In 1983, Mr. Blumenthal was recruited by LIN Media to be the Local Sales Manager for WISH-TV in Indianapolis, and in 1994, to be the President and General Manager of WOOD-TV and WOTV-TV, both located in Grand Rapids, Michigan. He returned to WISH-TV as President and General Manager in 1999 before being named Regional Vice President for LIN Media in 2002.  In 2005, Mr. Blumenthal was promoted to Vice President Television and then a year later, was promoted again to his current position of Executive Vice President Television. Following his retirement, Mr. Blumenthal will provide consulting services to the Company.

“Scott’s deep understanding of television news, programming, sales and community engagement, coupled with his decisive leadership, has contributed enormously to the growth and success of our Company,” said Vincent Sadusky, President and Chief Executive Officer of LIN Media. “His retirement culminates a long and successful career in broadcasting and is certainly well-deserved. Scott has done a great job preparing Jay for a smooth transition and giving him the tools he needs to continue evolving our television stations for the future.”

Mr. Blumenthal has been involved with numerous community organizations over the years and is also the recipient of several awards, including the national first place award from the Retail Merchants Association, five Addy awards from the American Advertising Federation, the Grand Rapids Galaxy Award for “Community Service Leader” and the American Women in Radio and Television’s (AWRT) award for “Professionalism in Television Management”. In 2012, he received the Indiana Broadcasters Association Lifetime Achievement Award. Mr. Blumenthal is Past Chairman of both the Indiana Broadcasters Association and the Michigan Broadcasters Association. He currently serves on the Board of the Television Bureau of Advertising. He also served as Treasurer of the CBS Board of Affiliates in 2005 and was promoted to Chairman of the Board in 2007.  Mr. Blumenthal was re-elected to the Board of Directors for the National Association of Broadcasters in 2012, having served on that Board since 2007.

“I feel fortunate to have been in this exciting and dynamic business for over 40 years, 30 of which have been with an industry-leading company like LIN Media,” said Mr. Blumenthal. “I look forward to working with Jay and the rest of the Executive Team in a consultancy role and spending some much needed time with my family and golf game.”

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, and a diverse portfolio of websites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes.  The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands.   LIN Media LLC trades on the NYSE under the symbol “LIN”.  The Company regularly uses its website as a key source of Company information and can be accessed at www.linmedia.com.